UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2015

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Hughes Landing Blvd, Suite 700

The Woodlands, Texas 77380

(Address of principal executive offices)

(281) 475-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2015, Layne Christensen Company (the “Company”) completed its previously-announced offering of approximately $100 million aggregate principal amount of 8.00% Senior Secured Second Lien Convertible Notes (the “Second Lien Notes”). The Second Lien Notes were offered to certain investors (collectively, the “Investors”) that held approximately $55.5 million of the Company’s 4.25% Convertible Senior Notes due 2018 (the “Existing Convertible Notes”) pursuant to terms in which the Investors agreed to (i) exchange the Existing Convertible Notes owned by them for approximately $49.9 million of new Second Lien Notes (the “Exchange”) and (ii) purchase approximately $49.9 million aggregate principal amount of additional Second Lien Notes at a cash price equal to the principal amount thereof (the “Purchase”). The amount of accrued interest on the Existing Convertible Notes delivered by investors in the Exchange was credited to the cash purchase price payable by Investors in the Purchase.

The sale of the Second Lien Notes generated net cash proceeds of approximately $45 million after deducting placement agency discounts and commissions, estimated offering expenses payable by the Company and accrued interest on the existing convertible notes being exchanged. The Company intends to use the net cash proceeds to repay amounts outstanding under its asset-based revolving credit agreement (without reducing the commitments) and for general corporate purposes.

The Second Lien Notes were issued pursuant to an Indenture, dated as of March 2, 2015 (the “Indenture”), among the Company, the guarantor parties thereto and U.S. Bank National Association, as trustee and collateral agent. The Second Lien Notes are senior, secured obligations of the Company, with interest payable on May 1 and November 1 of each year, beginning May 1, 2015, at a rate of 8.00% per annum. The Second Lien Notes will mature on May 1, 2019; provided, however, that, unless all of the then-outstanding Existing Convertible Notes (or any permitted refinancing indebtedness in respect thereof) have been redeemed, repurchased, otherwise retired, discharged in accordance with their terms or converted into the Company’s common stock, or have been effectively discharged (in the case of the Existing Convertible Notes), in each case on or prior to August 15, 2018 or the scheduled maturity date of the Existing Convertible Notes (or any permitted refinancing indebtedness incurred in respect thereof) is extended to a date that is after October 15, 2019, the Second Lien Notes will mature on August 15, 2018.

The Second Lien Notes are the Company’s senior, secured obligations and:

•	rank senior in right of payment to all of the Company’s existing or future indebtedness that is specifically subordinated to the Second Lien Notes;

•	effectively rank senior in right of payment to all of the Company’s existing and future senior, unsecured indebtedness to the extent of the assets securing the Second Lien Notes, subject to the rights of the holders of the First Priority Liens (as defined below);

•	are effectively subordinated to any debt of the Company’s foreign subsidiaries; and

•	are effectively subordinated to any of the Company’s First Priority Debt (as defined below) to the extent of the assets securing such debt.

The Second Lien Notes are guaranteed by the Company’s subsidiaries that currently are co-borrowers or guarantors under the Company’s asset-based revolving credit agreement, as well as all of the Company’s future wholly owned U.S. restricted subsidiaries and, in certain cases, certain other subsidiaries of the Company. Each guarantee of the Second Lien Notes is the senior, secured obligation of the applicable subsidiary guarantor and:

•	ranks senior in right of payment to all existing or future indebtedness of that subsidiary guarantor that is specifically subordinated to such guarantee;

•	effectively ranks senior in right of payment to all existing and future senior, unsecured indebtedness of that subsidiary guarantor to the extent of the assets securing such guarantee, subject to the rights of the holders of the First Priority Liens; and

•	is effectively subordinated to any First Priority Debt of that subsidiary guarantor to the extent of the assets securing such debt.

The Second Lien Notes are secured by a lien on substantially all of the assets of the Company and the subsidiary guarantors, subject to certain exceptions. The liens on the assets securing the Second Lien Notes are junior in priority to the liens (the “First Priority Liens”) on such assets securing debt (the “First Priority Debt”) of the Company or the subsidiary guarantors under the Company’s asset-based credit agreement and certain other specified existing or future obligations.

At any time prior to the maturity date, the Company may redeem for cash all, but not less than all, of the Second Lien Notes; provided, however, that the Company may not redeem the Second Lien Notes on a redemption date that is outside an Open Redemption Period (as defined below) unless the last reported sale price of the Company’s common stock equals or exceeds 140% of the conversion price of the Second Lien Notes in effect on each of at least 20 trading days during the 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company delivers the redemption notice.

For these purposes, an “Open Redemption Period” means each of the periods (i) commencing on February 15, 2018 and ending on, and including, August 14, 2018 and (ii) commencing on November 1, 2018 and ending on April 30, 2019. The redemption price will equal 100% of the principal amount of the Second Lien Notes to be redeemed, plus (i) accrued and unpaid interest, if any, to, but excluding, the applicable redemption date and (ii) if such redemption date is during an Open Redemption Period, an additional payment equal to the present value, as of the redemption date, of the following:

•	in the case of the open redemption period ending on August 14, 2018, all regularly scheduled interest payments due on the Second Lien Notes to be redeemed on each interest payment date occurring after the redemption date and on or before August 15, 2018 (assuming, solely for these purposes, that August 15, 2018 were an interest payment date); or

•	in the case of the open redemption period ending on April 30, 2019, all regularly scheduled interest payments due on the Second Lien Notes to be redeemed on each interest payment date occurring after the redemption date and on or before May 1, 2019.

In addition, upon the occurrence of a “fundamental change” (as defined in the Indenture), holders of the Second Lien Notes will have the right, at their option, to require the Company to repurchase their Second Lien Notes in cash at a price equal to 100% of the principal amount of the Second Lien Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Second Lien Notes are convertible, at the option of the holders, into consideration consisting of shares of the Company’s common stock (and cash in lieu of fractional shares) until the close of business on the scheduled trading day immediately preceding the maturity date. No holder will have the right to convert any Second Lien Notes into shares of common stock to the extent that the conversion would cause that holder to beneficially own more than 9.9% of the shares of the Company’s common stock then outstanding after giving effect to the proposed conversion.

The initial conversion rate is 85.4701 shares of the Company’s common stock per $1,000 principal amount of Second Lien Notes (equivalent to an initial conversion price of approximately $11.70 per share of the Company’s common stock), representing a 40.0% conversion premium over the last reported sale price per share of the Company’s common stock on The NASDAQ Global Select Market on February 4, 2015. The conversion rate is subject to adjustment upon the occurrence of certain events. In addition, the Company may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including the Company’s calling the Second Lien Notes for redemption.

The Indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries, subject to certain exceptions, to: (1) incur additional indebtedness; (2) create liens; (3) declare or pay dividends on, make distributions with respect to, or purchase or redeem, the Company’s or its restricted subsidiaries equity interests, or make certain payments on subordinated or unsecured indebtedness or make certain investments; (4) enter into certain transactions with affiliates; (5) engage in certain asset sales unless specified conditions are satisfied; and (6) designate certain subsidiaries as unrestricted subsidiaries. The Indenture also contains events of default after the occurrence of which the Second Lien Notes may be accelerated and become immediately due and payable.

In connection with the closing of the transactions contemplated by the Indenture, the fifth amendment to the asset-based revolving credit agreement became effective. For a summary of the terms of the fifth amendment, please read the Company’s Form 8-K filed February 5, 2015, which summary is incorporated herein by reference.

In connection with the closing of the transactions contemplated by the Indenture, PNC Bank, National Association, as the administrative agent under the asset-based revolving credit agreement, and U.S. Bank National Association, as trustee under the Indenture, entered into an Intercreditor and Subordination Agreement (the “Intercreditor Agreement”), dated as of March 2, 2015, which was acknowledged for certain limited purposes by the Company and the subsidiary guarantors. The Intercreditor Agreement establishes various inter-lender terms, including, but not limited to, priority of liens, permitted actions by each party, application of proceeds, exercise of remedies in the case of a default, releases of collateral and limitations on the amendment of the asset-based revolving credit agreement and the Indenture without the consent of the other party.

Copies of the following documents are attached to this Form 8-K as exhibits: (1) the Indenture and the form of global note representing the Second Lien Notes, (2) the security agreement related to the Indenture, (3) the Intercreditor Agreement and (4) the fifth amendment to the asset-based revolving credit agreement. The descriptions of the foregoing documents contained in this report are summaries and, in each case, are qualified in their entirety by the terms thereof.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sale of Equity Securities.

The information disclosed in Item 1.01 is incorporated by reference into this Item 3.02.

The Company offered and sold the Notes in reliance on an exemption from registration under the Securities Act provided by Section 4(a)(2) of the Securities Act in transactions that did not involve any public offering.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Number	Description

4.1	Indenture relating to the 8.00% Second Lien Senior Secured Convertible Notes, dated as of March 2, 2015, among Layne Christensen Company, the guarantor parties thereto and U.S. Bank National Association, including the form of Global Note attached as Exhibit A thereto.

4.2	Security Agreement, dated as of March 2, 2015, among Layne Christensen Company, certain of its subsidiaries, as pledgors, and U.S. Bank National Association, ,as Collateral Agent.

4.3	Intercreditor and Subordination Agreement dated as of March 2, 2015, between PNC Bank, National Association and U.S. Bank National Association and acknowledged by the Company and the subsidiary guarantors.

4.4	Fourth Amendment to Credit Agreement, dated January 30, 2015, by and among Layne Christensen Company, as Borrower, certain subsidiaries of Layne Christensen Company, as Co-Borrowers, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, Wells Fargo Bank, N.A. and JFIN Business Credit Fund I, LLC

4.5	Fifth Amendment to Credit Agreement, dated March 2, 2015, by and among Layne Christensen Company, as Borrower, certain subsidiaries of Layne Christensen Company, as Co-Borrowers, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, Wells Fargo Bank, N.A. and JFIN Business Credit Fund I, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company

Date: March 2, 2015	By:	/s/ Andrew T. Atchison
Andrew T. Atchison
Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Indenture relating to the 8.00% Second Lien Senior Secured Convertible Notes, dated as of March 2, 2015, among Layne Christensen Company, the guarantor parties thereto and U.S. Bank National Association, including the form of Global Note attached as Exhibit A thereto.

4.2	Security Agreement, dated as of March 2, 2015, among Layne Christensen Company, certain of its subsidiaries, as pledgors, and U.S. Bank National Association, ,as Collateral Agent.

4.3	Intercreditor and Subordination Agreement dated as of March 2, 2015, between PNC Bank, National Association and U.S. Bank National Association and acknowledged by

4.4	Fourth Amendment to Credit Agreement, dated January 30, 2015, by and among Layne Christensen Company, as Borrower, certain subsidiaries of Layne Christensen Company, as Co-Borrowers, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, Wells Fargo Bank, N.A. and JFIN Business Credit Fund I, LLC

4.5	Fifth Amendment to Credit Agreement, dated March 2, 2015, by and among Layne Christensen Company, as Borrower, certain subsidiaries of Layne Christensen Company, as Co-Borrowers, the guarantors party thereto, the lenders party thereto, PNC Bank, National Association, Wells Fargo Bank, N.A. and JFIN Business Credit Fund I, LLC